RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), made effective as of _____________ (the “Date of Grant”), between Helios Technologies, Inc., a Florida corporation (the “Corporation”), and ___________________ (“Participant”).

WITNESSETH:

WHEREAS, Participant is an employee of the Corporation and/or a subsidiary of the Corporation (“Subsidiary”);

WHEREAS, the Corporation has adopted the Helios Technologies 2023 Equity Incentive Plan (the “Plan”) in order to provide its officers, employees and directors with incentives to achieve long-term corporate objectives; which was adopted by the Board of Directors and approved by the shareholders of the Corporation at the Corporation’s June 2023 Annual Meeting; and

WHEREAS, the Compensation Committee of the Corporation’s Board of Directors desires to grant an award of Restricted Stock Units (as defined below in Section 1) under the Plan to Participant on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of Restricted Stock Units.

Subject to the provisions of this Agreement and to the provisions of the Plan, the Corporation hereby grants to the Employee, as of the Date of Grant, _____________________Restricted Stock Units (the “Restricted Stock Units” or “RSUs”). All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Plan.

2. Restrictions.

(a) Until the settlement of vested Restricted Stock Units pursuant to Section 4, the Restricted Stock Units shall not confer or entitle an Employee to any rights of a stockholder including, without limitation, any voting rights or to any dividends paid on Common Stock.

(b) The Restricted Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any attempt to dispose of Restricted Stock Units in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

3. When Restricted Stock Units Vest.

(a) Time-Based Vesting. With respect to _________________________ Restricted Stock Units, provided that Participant is employed by the Corporation or a Subsidiary on the applicable date, the Restricted Stock Units shall vest on the date of each anniversary of the Date of Grant, as follows:

Date Vested RSUs

1st Anniversary ___________

2nd Anniversary ___________

3rd Anniversary ___________

(b) Performance-Based Vesting. With respect to _________________________ Performance-Based Restricted Stock Units, provided that Participant is employed by the Corporation or a Subsidiary on March 15, 2026, the Restricted Stock Units shall vest based upon the attainment of the performance goals set forth in Appendix B to this Agreement.

(c) Other Vesting Events. Notwithstanding the foregoing, the Restricted Stock Units shall vest at such earlier time as the restrictions may lapse pursuant to Sections 6 or 8 of this Agreement. The foregoing notwithstanding, in the event of a pending or threatened Change of Control, or in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Corporation is involved, the Board of Directors may, in its sole discretion, take such actions as permitted under the Plan.

(d) Forfeiture for Violation of Restrictive Covenants. As consideration for the grant of the Restricted Stock Units, Participant agrees to the restrictive covenants set forth in Appendix A to this Agreement. Participant shall forfeit any unvested Restricted Stock Units, or any Common Stock that Participant receives in settlement of any vested Restricted Stock Units, if he or she violates any of the restrictive covenants set forth in Appendix A.

(e) Forfeiture for Cause. Any unvested Restricted Stock Units shall be forfeited if Participant is determined to have engaged in an act that constitutes Cause (regardless of whether Participant’s service with the Corporation is terminated as a result of such Cause). If any Restricted Stock Units become payable while Participant is under investigation for any event that would constitute Cause, payment of such Restricted Stock Units shall be delayed pending the outcome of such investigation. If such investigation is pending on the latest date upon which such Restricted Stock Units may be paid in order for payment of the Restricted Stock Units to remain qualified as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) or would otherwise not result in a violation of Code Section 409A, settlement of the Restricted Stock Units shall be made on that date only if Participant executes an agreement with the Corporation under which he or she agrees to forfeit the Common Stock that was paid with respect to such Restricted Stock Units if the investigation results in Participant being found to have committed an act that constitutes Cause. If Participant fails to execute such an agreement, the Restricted Stock Units shall be forfeited.

For purposes of this Agreement, “Cause” means (i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Corporation or a Subsidiary, or any other act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Corporation or any Subsidiary’s fidelity bond; (ii) the willful engaging in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Corporation or any Subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Corporation or any Subsidiaries and competing with the Corporation or any Subsidiaries, or soliciting employees, consultants or customers of the Corporation or any Subsidiaries in violation of law or any employment or other agreement to which the recipient is a party; (iii) the continued failure or habitual neglect by a person who is an Employee to perform his or her duties with the Corporation or any Subsidiary; or (iv) other disregard of rules or policies of the Corporation or any Subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Corporation or any Subsidiary. For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Corporation and/or the Subsidiary. Notwithstanding the foregoing, if Participant has entered into an employment agreement that is binding as of the date of such event, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply. The determination of whether a Participant has engaged in an act that constitutes Cause shall be made by the Committee, which prior to making such determination shall provide written notice of the event of Cause to the Participant and allow the Participant a reasonable opportunity to cure such event.

4. Settlement of Restricted Stock Units.

Subject to Sections 3(d) and 5, as soon as practicable after the date on which any Restricted Stock Units become vested, and in no event later than 30 days after such date, the Corporation shall deliver to the Employee (or his or her personal representative) the number of shares of Common Stock equal to the number of Restricted Stock Units that have become vested (or, at the discretion of the Committee, cash with a value of such number of shares of Common Stock).

5. Tax Withholding.

Whenever Participant becomes vested in some or all of the Restricted Stock Units under Section 3 of this Agreement, the Corporation shall notify Participant of the amount of tax which must be withheld by the Corporation under all applicable federal, state and local tax laws. Participant agrees to make arrangements with the Corporation to (a) remit a cash payment of the required amount to the Corporation, (b) to authorize the deduction of such amounts from Participant’s compensation or (c) to otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Corporation.

6. Forfeiture On Termination of Employment.

If Participant’s employment with the Corporation or Subsidiary is terminated for any reason, either by the Corporation or Participant, during the term of this Agreement, any Restricted Stock Units remaining subject to the restrictions imposed by this Agreement shall be forfeited; provided, however, that in the event of termination by reason of death, permanent total disability, or voluntary termination at or after normal retirement age (age 65), any remaining restrictions automatically shall lapse.

7. Restricted Stock Units Not to Affect Employment.

Neither this Agreement nor the Restricted Stock Units granted hereunder shall confer upon Participant any right to continued employment with the Corporation or any Subsidiary, and shall not in any way modify or restrict the Corporation’s or such Subsidiary’s right to terminate such employment.

8. Agreement Subject to the Plan.

This Agreement and the rights and obligations of the parties hereto are subject to and governed by the terms of the Plan as the same may be amended from time to time, the provisions of which are incorporated by reference into this Agreement.

9. Award Subject to Clawback or Recoupment.

The Restricted Stock Units shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Corporation or required by law that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Restricted Stock Units (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Restricted Stock Units.

10. Miscellaneous.

(a) In the event of any change or changes in the outstanding Common Stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, combination or any similar transaction, the Board of Directors shall adjust the number of Restricted Stock Units granted under this Agreement, and make any and all other adjustments deemed appropriate by the Board of Directors in such manner as the Board of Directors deems necessary to prevent material dilution or enlargement of the rights granted to Employee.

(b) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(c) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

(d) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

(e) This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

(f) Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and of Participant and Participant’s personal representatives.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Agreement as of the day and year first above written.

HELIOS TECHNOLOGIES, INC.

ATTEST:

By:

Marc A. Greenberg

General Counsel & Secretary

PARTICIPANT

Witness:

APPENDIX A

RESTRICTIVE COVENANTS

Participant acknowledges and recognizes the highly competitive nature of the Corporation’s business and, in consideration of the Restricted Stock Units granted to Participant, the Participant agrees to the following:

A. Non-Competition. During period of Participant’s employment with the Corporation (and any Subsidiary) and the 12-month period following his or her termination of employment (the “Restricted Period”), anywhere in the world (the “Restricted Area”), Participant will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined) other than on behalf of the Corporation, unless specifically agreed to in writing by the Corporation, and as agreed by the Corporation and Participant, whether on a full-time or on a part-time basis, whether as an officer, director, proprietor, employee, partner, independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise. “Competitive Business Activities” shall mean any business that engages in providing products and services that are competitive with any products and services provided by the Corporation as of the date of this Agreement and at any time during Participant’s employment with the Corporation and its Subsidiaries.

B. Non-solicitation. During the Restricted Period and within the Restricted Area, Participant will not, directly or indirectly, compete with the Corporation by soliciting, inducing or influencing any of the Corporation’s Customers which have a business relationship with the Corporation at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Corporation. The Corporation’s “Customers” shall be deemed to be any Person that the Corporation or its Subsidiaries is doing business with, (as reflected by any sales or services provided to that person in the preceding two-year period) and those with whom the Corporation or its Subsidiaries has a reasonable expectation of doing business during the Restricted Period.

In addition, during the Restricted Period and within the Restricted Area, Participant will not, directly or indirectly, for or on behalf of himself or any other Person, (a) recruit, solicit or otherwise influence any employee of the Corporation to discontinue such employment relationship with the Corporation, or (b) employ or seek to employ, or cause or permit to be employed any person who is then (or was at any time within six (6) months prior to the date Participant employs or seeks to employ such person) an employee of the Corporation. For purposes of this Appendix A, “employ” shall be deemed to mean to engage or permit to be engaged, whether as a legal employee or as an independent contractor.

In addition, during the Restricted Period, Participant will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any Customer, employee or agent.

“Person” shall be deemed to mean and include natural persons, partnerships, corporations, limited liability companies, professional associations or other organizations or entities; and, with respect to a non-natural person, its subsidiaries and controlled affiliates.

The restrictions in Sections A and B of this Appendix A apply in respect of businesses which compete or seek to compete with the Corporation and its Subsidiaries, and nothing in this Appendix A shall prevent Participant from engaging in activities that do not compete with the Corporation and its Subsidiaries.

C. Non-Disclosure of Information. Participant acknowledges that the Corporation’s trade secrets; private or secret procedures; methods and ideas; market research data or analyses and marketing plans; fees, costs and pricing structures; customer lists and information concerning the Corporation’s products, services, training methods, development, technical information, marketing activities and procedures, and corporate strategies, credit, financial and other data concerning the Corporation’s Customers, as they exist from time to time; and other information, observations and data obtained by Participant while employed by the Corporation concerning the Corporation’s business, products, services and business relationships; and all similar and related information in whatever form (“Proprietary Information”) are valuable, special and unique assets of the Corporation, access to and knowledge of which are essential to the performance by Participant of his or her employment with the Corporation. In light of the highly competitive nature of the industry in which the Corporation’s business is conducted, Participant agrees that all Proprietary Information, heretofore or in the future obtained by him or her as a result of his or her association with the Corporation shall be considered confidential.

In recognition of this fact, Participant agrees that Participant will never use or disclose any such Proprietary Information for Participant’s own purposes or for the benefit of any person or other entity or organization (except the Corporation) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Corporation, Participant is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by Participant or that come into Participant’s possession during Participant’s association with the Corporation are and remain the property of the Corporation, and when this Agreement terminates, such Documents shall be returned to the Corporation at its principal place of business and herein noted.

“Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; e-mail, telecopy and telex messages; memoranda; work‑papers; reports; statements; summaries; analyses; evaluations; Customer records and information; agreements; agendas; advertisements; manuals; brochures; publications; directories; industry lists; schedules; price lists; Customer lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non‑identical copies thereof.

Notwithstanding any other provisions of this Agreement to the contrary, pursuant to the Defend Trade Secrets Act, 18 U.S.C. §1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

D. Non-Disparagement. Except as otherwise required by law, Participant will not make, publish, or disseminate any derogatory statements or comments about the Corporation or any of its Subsidiaries and affiliated entities, or any of their past or present officers or directors, or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them.

E. Independent Obligations, Remedies. It is understood by and between the parties hereto that the foregoing covenants by Participant contained in this Appendix A shall be construed to be agreements independent of any other element of Participant’s employment with the Corporation. The existence of any claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of the covenants in this Agreement against Participant, and the Corporation’s breach of any term of this Agreement or any other obligation does not waive or release Participant from the restrictions contained in this Appendix A.

1. Participant acknowledges and agrees that the Corporation’s remedy at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Corporation. In recognition of this fact, in the event of a breach by Participant of any of the provisions of this Appendix A, Participant agrees that, in addition to any remedy at law available to the Corporation, including, but not limited to monetary damages, the Corporation, without posting any bond, shall be entitled to obtain, and Participant agrees not to oppose the Corporation’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Corporation.

2. Participant acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of this Appendix A and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Corporation. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach.

F. Impact on Other Agreements. If Participant is or becomes party to any other restrictive covenant agreement with the Corporation or one of its subsidiaries, the obligations under such other restrictive covenant agreement shall not be superseded by this Appendix A to the extent inconsistent therewith, but shall be supplanted by this Appendix A to the extent permitted by applicable law. Further, to the extent that any provision(s) of this Appendix A are declared overbroad, void or unenforceable by an authority of competent jurisdiction in a particular jurisdiction, the provision(s) shall be modified by such authority for purposes of enforcement in that jurisdiction to the extent necessary to make the applicable provision(s) valid and enforceable.

Modification of a provision of this Appendix A to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the provision as stated in any other jurisdiction in which it is enforceable. Also, the invalidity of a provision of this Appendix A in any particular jurisdiction will not affect the validity or enforcement of that provision in any other jurisdiction where it is otherwise valid.

APPENDIX B

PERFORMANCE-BASED VESTING

With respect to _________________ Restricted Stock Units, provided that Participant is employed by the Corporation or a Subsidiary on March 15, 2027, the Restricted Stock Units shall vest based upon the attainment of the performance goals set forth in the table below. The performance goals are as follows:

[Goals customized to segment/subsidiary]